EXHIBIT 10.03(b)

THIRD ADDENDUM TO LEASE

This Third Addendum to Lease by and between TCLW/Fullerton, a California general partnership ("Landlord") and Nelco Products, Inc., a Delaware corporation ("Tenant") shall amend that certain Lease Agreement dated August 16, 1983 and shall amend the First Addendum to Lease known as Exhibit "C" dated August 16, 1983 and shall amend the second Addendum to Lease and the Addendum to Lease known as Exhibit "E" dated January 26, 1987.

For purposes of this Addendum the existing leased premises at 1411 and 1421
E. Orangethorpe Avenue shall be called "1411" and the additional leased premises at 1431 E. Orangethorpe Avenue shall be called !1431". The space at "1411" and "1431", together shall be called "Premises".

64. Demised Premises. Commencing April 1, 1991 Tenant shall increase its current space of 57,702 square feet ("1411") to include the adjacent space of approximately 14,160 square feet ("1431"), as further outlined in Exhibit "G" attached.

65. Extension of 1411 E. Orangethorpe Avenue Lease. In consideration for the terms and conditions of the leasing of "1431", Tenant shall execute the attached Fourth Addendum to Lease thereby exercising its option to extend the existing Lease at 1411 E. Orangethorpe Avenue.

66.   Lease Term.  The Lease term with respect to "1431" shall be for seven
      (7) years and six (6) months commencing on April 1, 1991 and ending on September 30, 1998.

67. Rent Schedule. The rent with respect to "1431" shall be at the same rate per square feet as is paid on the 57,702 square feet at "1411". For example, if the monthly rent paid at "1411", after the April 1, 1991 (Adjustment Date) increase was increased to $.42 per square feet ($21,776.22 x 1.1125/57,702 square feet) the monthly rent for "1431"
      would be $5,945.04. The final rental rate will depend on the CPI rate used on the Adjustment Date. This example uses an annual rate of 4.5%.

      The rental rate on any Option to Extend will be increased pro rata to recognize the additional square feet leased at "1431".

68. Option to Extend. While this Lease is in full force and effect Tenant shall have the option to extend the term for the Lease on the entire Premises for two further terms of sixty (60) months provided that Tenant is not in default of any of the terms, covenants, and conditions of Lease.

69. Tenant's Proportionate Share. Tenant's Proportionate Share as referenced in Paragraph 60 of the Lease shall be increased to 75.88%:
      (Total building area = 94,702 square feet; leased premises "1431" and "1411" equal 71,862 square feet).

70. Tenant Improvements. Tenant shall be leasing the premises at "1431" in an "as is" condition with the exception that Landlord shall provide an opening in the demising wall separating "1411" from "1431". As shown on Exhibit G to Third Addendum to Lease.

      The Lease term shall commence and all Tenant's obligations under this Lease, including payment of rent, shall commence on April 1, 1991, regardless of the status of the above work to be performed by Landlord. Landlord agrees to diligently pursue and complete such work.

67A. Regardless of anything contained herein to the contrary, the Rent with respect to "1431" for April 1991 and May 1991 shall be abated. The total Rent Concession offered to Tenant is approximately $11,890.00.


71. Parking. Tenant shall be granted an additional eighteen (18) parking spaces, in common.

72. Copies of notices referred to in Paragraph 43(d) of the Lease Agreement shall be sent to:

                  Park Electrochemical Corporation
                  5 Dakota Drive
                  Lake Success, New York  11042
                  Attention:  General Counsel

      All other terms and conditions of the Lease shall remain in full force and effect for the leased premises at "1431".


LANDLORD:

TCLW/FULLERTON,
a California general partnership


By:

Its:

Date:


TENANT:

NELCO PRODUCTS, INC.
a Delaware corporation


By:

Its:

Date:

































                         FOURTH ADDENDUM TO LEASE



This Fourth Addendum to Lease is to be attached to and form a part of the Lease (which together with any amendments, modifications and extensions thereof is hereinafter called the Lease), made the 16th day of August, 1983, by and between TCLW/Fullerton, a California general partnership ("Landlord") and Nelco Products, Inc., a Delaware corporation ("Tenant") covering the premises known as 1411 (including 1421 and 1431) E. Orangethorpe Avenue, Fullerton, California.

1. Extension Term: The Lease is hereby renewed and extended for a further term of sixty (60) months to commence on the 1st day of October, 1993 and to end of the 30th day of September, 1998, on the condition that Landlord and Tenant comply with all the provisions of the covenants and agreements contained in the Lease.

2. Monthly Rental: A Consumer Price Index adjustment shall be substituted for the "fair market rental value" rent adjustment in Paragraph 51(b).

      2.1 The method for calculating the rent for the option period is described in Paragraphs 2.2 and 2.3.

      2.2 The index for computing the rent for the period beginning October 1, 1993 (Adjustment Date) shall be the average of the following two indices published by the United States Department of Labor, Bureau of Labor Statistics (1982-84 - 100): (I) the Consumer Price Index for Urban Wage Earners and Clerical Workers for the Los Angeles-Long Beach-Anaheim Metropolitan Area (hereinafter referred to as "CPI-W"), and (ii) the Consumer Price Index for All Urban Consumers for the Los Angeles-Long Beach-Anaheim Metropolitan Area (hereinafter referred to as "CPI-U"), which are in effect on April 1, 1991 ("Beginning Index"). The average of the CPI-W and CPI-U published most immediately preceding the Adjustment Date ("Extension Index") shall be compared with the Beginning index. If the Index as now constituted, compiled and published, shall be revised or cease to be compiled and published during the term hereof, then the Bureau of Labor Statistics shall be requested to furnish a statement converting the index to a figure that would be comparable in another index published by the Bureau of Labor Statistics and such other index shall be used in computing the adjustment in the Basic Rent provided herein. Should the parties not be able to secure the appropriate conversion or adjustment, they shall agree on some other index serving the same purpose to adjust the Basic Rent as provided herein.

      2.3 The Rent payable during the 30 month period following the Adjustment Date shall be the amount equal to the Rent payable during the previous thirty (30) month period of the Term multiplied by a fraction, the numerator of which is the Extension Index and the denominator of which is the Beginning Index, provided however that the percentage increase described above shall average not less than 3% nor more than 8% per year, and further that the rent for the adjusted period shall never be less than the rent for the prior period.

      2.4 The monthly rental set on October 1, 1993 shall become the "Base Date" referenced in Paragraph 50 and shall be the basis for future adjustments as described in Paragraphs 50 and 51.







The parties hereto have signed this extension agreement this
day of                  , 1990.



LANDLORD:

TCLW/FULLERTON,
a California general partnership
By:

Its:        General Partner

Date:


TENANT:

NELCO PRODUCTS, INC.
a Delaware corporation


By:

Its:

Date:



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